Exhibit 99.1

For Immediate Release	Contact:	News Media Jules Andres 310-252-3529 Jules.Andres@mattel.com

MATTEL ISSUES SAFETY ALERT TO CONSUMERS

Company Recalls Products With Possible Lead Paint Content

EL SEGUNDO, Calif., August 2, 2007 — Mattel, Inc. announced today that the company has voluntarily recalled some products made by a contract manufacturer in China that were produced using a non-approved paint pigment containing lead, which is in violation of applicable standards, as well as our own self-imposed standards. Mattel is conducting a thorough investigation.

To address this issue as quickly and effectively as possible, the company launched a fast-track recall in cooperation with the U.S. Consumer Product Safety Commission and other regulatory agencies worldwide. Mattel is also working with retailers worldwide to identify affected products, have them removed from retail shelves and intercept incoming shipments and stop them from being sold.

“We apologize to everyone affected by this recall, especially those who bought the toys in question,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We realize that parents trust us with what is most precious to them – their children. And we also recognize that trust is earned. Our goal is to correct this problem, improve our systems and maintain the trust of the families that have allowed us to be part of their lives by acting responsibly and quickly to address their concerns.”

“We require our manufacturing partners to use paint from approved and certified suppliers and have procedures in place to test and verify, but in this particular case our procedures were not followed,” said Jim Walter, Mattel’s senior vice president of Worldwide Quality Assurance. “We are investigating the cause to ensure such events do not reoccur.”

Mattel is conducting a thorough investigation into the matter. While the contract manufacturer has had a good track record on product safety in the past, Mattel regards the use of lead paint as a serious mistake. If the company concludes that safety procedures were knowingly ignored, Mattel will take appropriate action.

Mattel is also conducting a review of the procedures followed with respect to all its products manufactured by vendors in China. If any similar problem is discovered, Mattel will continue to take prompt, responsible remedial actions.

Details of the recall are as follows:

Individual Fisher-Price products and sets were sold at retail stores nationwide from May 1 to August 2007. A full list of products is published on the company’s Web site as well as by the Consumer Products Safety Commission. Consumers should immediately take any of these products away from children and contact Fisher-Price to arrange return and to receive a voucher for a replacement toy of the consumer’s choice, up to the value of the returned product. For additional information, contact Fisher-Price at (800) 916-4498 anytime, or visit the firm’s Web site at www.service.mattel.com

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Mattel Issues Safety Alert to Consumers /PAGE 2 2 2 2

About Mattel:

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing practices, Mattel marks a 10-year milestone in 2007 for its ever-evolving Global Manufacturing Principles and focus on sustainable business practices. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands — today and tomorrow.

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